Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017



Morgan Stanley

ADDRESS SERVICE REQUESTED










[LOGO] printed on recycled paper
       DWS 38221-09

                             MORGAN STANLEY
                             SPECTRUM SERIES







        January 2007
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1, 2006 and the Prospectus Supplement dated January 18, 2007.










                                                       Issued: February 28, 2007

Morgan Stanley

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.



           1991    1992   1993     1994   1995    1996    1997    1998    1999    2000
FUND         %       %      %        %      %       %       %       %       %       %
----------------------------------------------------------------------------------------
Spectrum
Currency     --      --     --       --     --      --      --      --      --    11.7
                                                                                (6 mos.)
----------------------------------------------------------------------------------------
Spectrum
Global
Balanced     --      --     --     (1.7)  22.8    (3.6)   18.2    16.4     0.8     0.9
                                  (2 mos.)
----------------------------------------------------------------------------------------
Spectrum
Select     31.2   (14.4)  41.6     (5.1)  23.6     5.3     6.2    14.2    (7.6)    7.1
         (5 mos.)
----------------------------------------------------------------------------------------
Spectrum
Strategic    --      --     --      0.1   10.5    (3.5)    0.4     7.8    37.2   (33.1)
                                  (2 mos.)
----------------------------------------------------------------------------------------
Spectrum
Technical    --      --     --     (2.2)  17.6    18.3     7.5    10.2    (7.5)    7.8
                                  (2 mos.)
----------------------------------------------------------------------------------------

                                                       INCEPTION-    COMPOUND
                                                        TO-DATE     ANNUALIZED
          2001   2002   2003  2004   2005   2006  2007   RETURN       RETURN
FUND        %      %      %     %      %      %     %       %           %
--------------------------------------------------------------------------------
Spectrum
Currency  11.1   12.2   12.4  (8.0) (18.3)  (3.4) (1.1)   12.5         1.8
                                                 (1 mo.)
--------------------------------------------------------------------------------
Spectrum
Global
Balanced  (0.3) (10.1)   6.2  (5.6)   4.2    2.4  (0.6)   55.0         3.6
                                                 (1 mo.)
--------------------------------------------------------------------------------
Spectrum
Select     1.7   15.4    9.6  (4.7)  (5.0)   5.9   1.8   195.7         7.2
                                                 (1 mo.)
--------------------------------------------------------------------------------
Spectrum
Strategic (0.6)   9.4   24.0   1.7   (2.6)  20.9  (0.1)   71.4         4.5
                                                 (1 mo.)
--------------------------------------------------------------------------------
Spectrum
Technical (7.2)  23.3   23.0   4.4   (5.4)   5.4   3.5   144.0         7.6
                                                 (1 mo.)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JANUARY 2007

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of January 31, 2007 was as follows:

--------------------------------------------------------------------------------
FUND                         N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $11.25                (1.10)%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.50                (0.66)%
--------------------------------------------------------------------------------
Spectrum Select             $29.57                 1.74%
--------------------------------------------------------------------------------
Spectrum Strategic          $17.14                (0.02)%
--------------------------------------------------------------------------------
Spectrum Technical          $24.40                 3.55%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   I WOULD ALSO LIKE TO TAKE THIS OPPORTUNITY TO INFORM YOU THAT WE ANTICIPATE SCHEDULE K-1 (FORM 1065) TAX FORMS REPORTING EACH LIMITED PARTNER'S SHARE OF THE PARTNERSHIP INCOME, LOSS, AND DEDUCTIONS FOR CALENDAR YEAR 2006 WILL BE MAILED TO HOLDERS OF NON-IRA ACCOUNTS DURING THE LAST WEEK OF FEBRUARY. SHOULD YOU HAVE AN IRA ACCOUNT AND WISH TO RECEIVE A SCHEDULE K-1 TAX FORM, PLEASE CONTACT YOUR MORGAN STANLEY FINANCIAL ADVISOR.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017, or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Walter J. Davis

Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation,
General Partner of
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]


                         MONTH ENDED         YTD ENDED
                      JANUARY 31, 2007    JANUARY 31, 2007

Australian dollar           -1.16              -1.16
British pound                0.92               0.92
Euro                        -0.66              -0.66
Japanese yen                 3.22               3.22
Swiss franc                  0.43               0.43
Minor Currencies            -3.48              -3.48


Note: Reflects trading results only and does not include fees or interest income.

       Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

During the month, the Fund incurred losses from long positions in the Australian dollar, New Zealand dollar, and euro versus the U.S. dollar, as well as short positions in the Norwegian krone versus the U.S. dollar. Additional losses were incurred from both short and long positions in the South African rand versus the U.S. dollar. These losses were partially offset by gains from short positions in the Japanese yen and Swiss franc versus the U.S. dollar, as well as long positions in the British pound versus the U.S. dollar.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Losses were experienced from long positions in the Australian dollar, New Zealand dollar, and euro versus the U.S. dollar as the value of the U.S. dollar moved higher against these currencies after stronger-than-expected retail sales data, consumer confidence, and jobs growth suggested that the U.S. Federal Reserve may not cut interest rates in the near-term. Towards the end of the month, the value of the U.S. dollar continued to move higher against most of its major rivals after a report showed the U.S. index of leading economic indicators rose in December and news that the U.S. trade gap contracted for a third consecutive month in November, reaching its narrowest point since July 2005. Meanwhile, short positions in the Norwegian krone versus the U.S. dollar resulted in losses as the value of the Norwegian krone strengthened relative to the U.S. dollar after strong economic data was reported out of Norway. Elsewhere in the currency markets, losses were incurred from both short and long positions in the South African rand versus the U.S. dollar as the value of the South African rand moved without consistent direction throughout a majority of the month.

Gains were experienced from short positions in the Japanese yen and Swiss franc versus the U.S. dollar as the value of the U.S. dollar strengthened against these currencies due to the aforementioned strong U.S. economic data. Additionally, the Japanese yen fell against its major rivals on investor speculation that the Bank of Japan will not raise interest rates in the near-term. Further gains were recorded during the middle of the month from long positions in the British pound versus the U.S. dollar as the value of the British pound moved higher on news of better-than-expected unemployment data and a surprise interest rate hike by the Bank of England.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]


                         MONTH ENDED         YTD ENDED
                      JANUARY 31, 2007    JANUARY 31, 2007

Currencies                 -0.63              -0.63
Interest Rates              0.83               0.83
Stock Indices               -0.1               -0.1
Energies                       0                  0
Metals                     -0.14              -0.14
Agriculturals              -0.63              -0.63


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses in the currency, agricultural, metals, and global stock index sectors. These losses were partially offset by gains recorded in the global interest rate sector.

Within the currency sector, long positions in the euro versus the Norwegian krone resulted in losses as the value of the Norwegian krone strengthened relative to most of its major rivals after strong economic data was reported out of Norway. Additional losses were recorded from long positions in the Mexican peso versus the U.S. dollar, as well as outright short positions in the U.S. Dollar Index as the value of the U.S. dollar moved higher after stronger-than-expected retail sales data, consumer confidence, and jobs growth suggested that the U.S. Federal Reserve may not cut interest rates during the first quarter of 2007. Elsewhere, losses were incurred from both short and long positions in the South African rand versus the U.S. dollar as the value of the South African rand moved without consistent direction throughout a majority of the month.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Within the agricultural markets, long positions in corn, soybeans, and soybean oil futures recorded losses as prices declined early in the month due to speculative selling. Elsewhere in the agricultural complex, short positions in lean hog futures experienced additional losses as prices increased on worries that freezing temperatures may negatively impact supply.

Within the metals markets, losses were incurred from short positions in nickel futures as prices rose on speculation that dwindling stockpiles and supply disruptions may create a shortage of the metal.

Smaller losses were recorded within the global stock index sector from long positions in U.S. and European equity index futures as prices moved lower due to the aforementioned economic data that affected the currency markets. Additionally, U.S. stocks declined after energy and pharmaceutical companies reported disappointing quarterly results, while British equity index futures experienced a sharp sell-off after the Bank of England unexpectedly raised interest rates and left the door open for additional rate increases in 2007.

Within the global interest rate sector, gains were experienced from short positions in British, U.S., and German fixed-income futures as prices continued to weaken during January. Within U.S. markets, prices moved lower throughout the month on speculation that the U.S. Federal Reserve may not cut interest rates during the first quarter of 2007. Elsewhere in the global interest rate sector, European fixed-income futures prices initially fell after reports showed confidence in the Euro-Zone economy stayed close to a six-year high in December and unemployment dropped in the United Kingdom and Germany. In addition, British interest rate futures dropped sharply after the Bank of England unexpectedly lifted interest rates from 5.0% to 5.25%, while German interest rate futures prices continued to decline after the European Central Bank announced that inflation risks are a concern, signaling that policy makers may raise interest rates in the near-future.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]


                         MONTH ENDED         YTD ENDED
                      JANUARY 31, 2007    JANUARY 31, 2007

Currencies                 -0.07              -0.07
Interest Rates              1.25               1.25
Stock Indices               0.54               0.54
Energies                    0.91               0.91
Metals                     -0.11              -0.11
Agriculturals              -0.36              -0.36


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains in the global interest rate, energy, and global stock index sectors. A portion of these gains was offset by losses recorded in the agricultural, metals, and currency sectors.

Within the global interest rate sector, gains were experienced from short positions in British and German fixed-income futures as prices continued to weaken during January. British and German fixed-income futures prices initially fell after reports showed confidence in the Euro-Zone economy stayed close to a six-year high in December and unemployment dropped in the United Kingdom and Germany. In addition, British interest rate futures dropped sharply after the Bank of England unexpectedly lifted interest rates from 5.0% to 5.25%, while German interest rate futures prices continued to decline after the European Central Bank announced that inflation risks are a concern, signaling that policy makers may raise interest rates in the near-future.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Within the energy markets, short futures positions in crude oil and its related products resulted in gains as prices declined on skepticism that OPEC may cut production as much as originally pledged. Prices continued to fall after U.S. government data showed a larger-than-expected increase in domestic inventories of gasoline and heating oil and on a report which showed a decrease in U.S. fuel consumption.

Smaller gains were experienced within the global stock index sector from long positions in German, U.S., and Japanese equity index futures as prices climbed higher throughout a majority of the month on continued optimism about the future of the global economy. In addition, German stock prices were boosted after news that German business confidence rose to a record high in January, while Japanese equity index futures prices increased sharply after U.S. consumer confidence rose to the highest since 2004, adding to speculation that sales in the Japanese export market could grow.

Within the agricultural markets, long positions in corn, soybean oil, soybean meal, and soybean futures recorded losses as prices dropped early in the month after the U.S. announced plans to seek additional sources for alternative fuels. Elsewhere in the agricultural complex, losses were incurred from long positions in coffee futures as prices fell sharply on speculation that retail price increases imposed by large food companies during the last quarter of 2006 may curb demand in the United States. Prices continued to decline on speculation that favorable weather in Brazil may boost supplies.

Within the metals markets, long positions in aluminum futures resulted in losses as prices fell at the beginning of the month amid rising global inventories.

Finally, losses were incurred from long positions in the New Zealand dollar and Australian dollar versus the U.S. dollar as the value of the U.S. dollar moved higher after stronger-than-expected retail sales data, consumer confidence, and jobs growth suggested that the U.S. Federal Reserve may not cut interest rates in the near-term. Towards the end of the month, the value of the U.S. dollar continued to move higher against most of its major rivals after a report showed the U.S. index of leading economic indicators rose in December and news that the U.S. trade gap contracted for a third consecutive month in November, reaching its narrowest point since July 2005.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]


                         MONTH ENDED         YTD ENDED
                      JANUARY 31, 2007    JANUARY 31, 2007

Currencies                  0.12              0.12
Interest Rates              0.32              0.32
Stock Indices               0.46              0.46
Energies                    0.38              0.38
Metals                     -1.56             -1.56
Agriculturals               0.63              0.63


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in metals sector. A portion of these losses was offset by gains recorded in the agricultural, global stock index, energy, global interest rate, and currency sectors.

Within the metals markets, long positions in zinc, copper, and aluminum futures resulted in losses as prices moved lower. Prices of aluminum and zinc futures fell at the beginning of the month due to rising global inventories, while copper futures were pressured lower by an overabundance of supply.

Within the agricultural markets, gains were experienced during the middle of the month from long positions in corn, soybeans, and soybean meal futures as prices rose on mounting concern that global supplies may plunge because of rising demand for ethanol and a smaller harvest in the U.S., the world's largest corn grower.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Within the global stock index sector, long positions in German, U.S., and Pacific Rim equity index futures experienced gains as prices climbed higher throughout a majority of the month on continued optimism about the future of the global economy. In addition, German stock prices were boosted after news that German business confidence rose to a record high in January. Meanwhile, U.S., Japanese, and Hong Kong equity index futures prices increased sharply after U.S. consumer confidence rose to its highest level since 2004.

Within the energy markets, short futures positions in crude oil and heating oil resulted in gains as prices declined on skepticism that OPEC may cut production as much as originally pledged. Prices continued to fall after U.S. government data showed a larger-than-expected increase in domestic inventories of gasoline and heating oil and on a report which showed a decrease in U.S. fuel consumption.

Within the global interest rate sector, gains were experienced from short positions in British and U.S. fixed-income futures as prices continued to weaken during January. British fixed-income futures prices initially fell after reports showed confidence in the Euro-Zone economy stayed close to a six-year high in December and unemployment dropped in the United Kingdom. In addition, British interest rate futures dropped sharply after the Bank of England unexpectedly lifted interest rates from 5.0% to 5.25%. Meanwhile, U.S. interest rate futures moved lower throughout the month on speculation that the U.S. Federal Reserve may not cut interest rates during the first quarter of 2007.

Within the currency sector, short positions in the Swiss franc, Japanese yen, and Canadian dollar versus the U.S. dollar experienced gains as the value of the U.S. dollar strengthened against these currencies after a report showed the U.S. index of leading economic indicators rose in December and news that the U.S. trade gap contracted for a third consecutive month in November, reaching its narrowest point since July 2005. Additionally, the Japanese yen fell against its major rivals amid speculation that the Bank of Japan may keep interest rates steady in the near-term.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

       [The following table represents a bar graph in the printed piece.]


                         MONTH ENDED         YTD ENDED
                      JANUARY 31, 2007    JANUARY 31, 2007

Currencies                 -0.12              -0.12
Interest Rates              2.77               2.77
Stock Indices               0.94               0.94
Energies                    0.32               0.32
Metals                      0.25               0.25
Agriculturals              -0.21              -0.21


Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced gains across the global interest rate, global stock index, energy, and metals sectors. These gains were partially offset by losses recorded in the agricultural and currency sectors.

Within the global interest rate sector, gains were experienced from short positions in British, German, and U.S. fixed-income futures as prices continued to weaken during January. British and German fixed-income futures prices initially fell after reports showed confidence in the Euro-Zone economy stayed close to a six-year high in December and unemployment dropped in the United Kingdom and Germany. In addition, British interest rate futures dropped sharply after the Bank of England unexpectedly lifted interest rates from 5.0% to 5.25%, while German interest rate futures continued to decline after the European Central Bank announced that inflation risks are a concern, signaling that policy makers may raise interest rates in the near-future. Finally, U.S. fixed-income prices moved lower throughout the month on speculation that the U.S. Federal Reserve may not cut interest rates during the first quarter of 2007.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Within the global stock index market, long positions in European, U.S., and Pacific Rim equity index futures resulted in gains as prices climbed higher on continued optimism about the future of the global economy. In addition, European stock prices were boosted after news that German business confidence rose to a record in January, while Australian equity index prices moved higher due to consistently strong earnings from commodity-related stocks. Finally, Japanese equity index futures prices increased sharply after U.S. consumer confidence rose to the highest since 2004, adding to speculation that sales in the Japanese export market could grow.

Within the energy markets, short futures positions in crude oil and its related products experienced gains as prices declined on skepticism that OPEC may cut production as much as originally pledged. Prices continued to fall after U.S. government data showed a larger-than-expected increase in domestic inventories of gasoline and heating oil and on a report which showed a decrease in U.S. fuel consumption.

Smaller gains were experienced within the metals markets from long positions in nickel futures as prices rose on speculation that dwindling stockpiles and supply disruptions may create a shortage of the metal. Within the agricultural markets, short positions in lean hog futures resulted in losses as prices increased on worries that freezing temperatures across much of the U.S. may negatively impact supply. Elsewhere in the agricultural complex, losses were incurred from long positions in wheat futures as prices moved lower on weak demand amid increased global supplies.

Additional losses were incurred within the currency sector from long positions in the euro, New Zealand dollar, and Australian dollar versus the U.S. dollar as the value of the U.S. dollar moved higher after stronger-than-expected retail sales data, consumer confidence, and jobs growth suggested that the U.S. Federal Reserve may not cut interest rates in the near-term. Towards the end of the month, the value of the U.S. dollar continued to move higher against most of its major rivals after a report showed the U.S. index of leading economic indicators rose in December and news that the U.S. trade gap contracted for a third consecutive month in November, reaching its narrowest point since July 2005. Elsewhere in the currency markets, smaller losses were recorded from short positions in the euro versus the Swedish krona and Australian dollar as the value of the euro advanced towards the end of the month after economic reports bolstered expectations the European Central Bank may keep raising interest rates in order to combat inflation.

 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED JANUARY 31, 2007 (UNAUDITED)


                                      MORGAN STANLEY                     MORGAN STANLEY
                                    SPECTRUM CURRENCY                SPECTRUM GLOBAL BALANCED
                              -------------------------------    ---------------------------------
                                               PERCENTAGE OF                      PERCENTAGE OF
                                              JANUARY 1, 2007                    JANUARY 1, 2007
                                                BEGINNING                           BEGINNING
                                 AMOUNT      NET ASSET VALUE        AMOUNT       NET ASSET VALUE
                              ------------  -----------------    ------------  -------------------
                                      $              %                   $               %
INVESTMENT INCOME
   Interest income (Note 2)        530,452          .33               168,286           .42
                              ------------      -------          ------------        ------

EXPENSES
   Brokerage fees (Note 2)         625,022          .38               154,703           .38
   Management fees (Note 3)        271,750          .17                42,037           .10
                              ------------      -------          ------------        ------
     Total Expenses                896,772          .55               196,740           .48
                              ------------      -------          ------------        ------
NET INVESTMENT LOSS               (366,320)        (.22)              (28,454)         (.06)
                              ------------      -------          ------------        ------

TRADING RESULTS
Trading profit (loss):
   Realized                           --            --               (163,591)         (.41)
   Net change in unrealized     (1,429,487)        (.88)              (74,936)         (.19)
                              ------------      -------          ------------        ------
     Total Trading Results      (1,429,487)        (.88)             (238,527)         (.60)
                              ------------      -------          ------------        ------
NET LOSS                        (1,795,807)       (1.10)             (266,981)         (.66)
                              ============      =======          ============        ======



 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED JANUARY 31, 2007 (UNAUDITED)


                                              MORGAN STANLEY                                   MORGAN STANLEY
                                             SPECTRUM CURRENCY                             SPECTRUM GLOBAL BALANCED
                               ---------------------------------------------     ---------------------------------------------
                                                                     PER                                                PER
                                    UNITS           AMOUNT           UNIT            UNITS            AMOUNT            UNIT
                               --------------     -----------     ----------     -------------      ----------        --------
                                                       $               $                                 $                $
Net Asset Value,
   January 1, 2007             14,327,328.169     163,049,336        11.38       2,586,996.544      40,357,320         15.60
Net Loss                               --          (1,795,807)        (.13)              --           (266,981)         (.10)
Redemptions                      (248,889.004)     (2,800,001)       11.25         (49,382.561)       (765,430)        15.50
Subscriptions                      97,463.955       1,096,469        11.25          22,674.796         351,459         15.50
                               --------------     -----------                    -------------      ----------
Net Asset Value,
   January 31, 2007            14,175,903.120     159,549,997        11.25       2,560,288.779      39,676,368         15.50
                               ==============     ===========                    =============      ==========

The  accompanying  notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED JANUARY 31, 2007 (UNAUDITED)


                                       MORGAN STANLEY                     MORGAN STANLEY                 MORGAN STANLEY
                                       SPECTRUM SELECT                  SPECTRUM STRATEGIC             SPECTRUM TECHNICAL
                              ------------------------------    -------------------------------  ------------------------------
                                              PERCENTAGE OF                      PERCENTAGE OF                  PERCENTAGE OF
                                             JANUARY 1, 2007                    JANUARY 1, 2007                JANUARY 1, 2007
                                                BEGINNING                          BEGINNING                      BEGINNING
                                 AMOUNT      NET ASSET VALUE        AMOUNT      NET ASSET VALUE     AMOUNT      NET ASSET VALUE
                              ------------   ---------------     ------------   ---------------  ------------  ----------------
                                      $            %                     $            %               $            %
INVESTMENT INCOME
   Interest income (Note 2)      1,817,769          .33               655,623           .31         2,528,556          .33
                              ------------        -----          ------------         -----      ------------        -----

EXPENSES
   Brokerage fees (Note 2)       2,717,612          .50             1,047,385           .50         3,784,105          .50
   Management fees (Note 3)      1,194,007          .21               488,670           .23         1,662,427          .21
   Incentive fees (Note 3)           --              --                 --               --            77,430          .01
                              ------------        -----          ------------         -----      ------------        -----
     Total Expenses              3,911,619          .71             1,536,055           .73         5,523,962          .72
                              ------------        -----          ------------         -----      ------------        -----
NET INVESTMENT LOSS             (2,093,850)        (.38)             (880,432)         (.42)       (2,995,406)        (.39)
                              ------------        -----          ------------         -----      ------------        -----

TRADING RESULTS
Trading profit (loss):
   Realized                      6,141,418         1.13             4,360,359          2.08        15,460,280         2.04
   Net change in unrealized      5,386,792          .99            (3,514,698)        (1.68)       14,399,976         1.90
                              ------------        -----          ------------         -----      ------------        -----
     Total Trading Results      11,528,210         2.12               845,661           .40        29,860,256         3.94
                              ------------        -----          ------------         -----      ------------        -----
NET INCOME (LOSS)                9,434,360         1.74               (34,771)         (.02)       26,864,850         3.55
                              ============        =====          ============         =====      ============        =====


 MORGAN STANLEY SPECTRUM SERIES
------------------------------------------------------------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
------------------------------------------------------------------------------------------------------------------------------------
 FOR THE MONTH ENDED JANUARY 31, 2007 (UNAUDITED)


                              MORGAN STANLEY                      MORGAN STANLEY                         MORGAN STANLEY
                             SPECTRUM SELECT                     SPECTRUM STRATEGIC                     SPECTRUM TECHNICAL
                   -----------------------------------   -----------------------------------    -----------------------------------
                                                  PER                                   PER                                    PER
                        UNITS          AMOUNT     UNIT       UNITS           AMOUNT     UNIT        UNITS           AMOUNT     UNIT
                   --------------   -----------   ----   --------------   -----------   ----    --------------   -----------   ----
                                           $        $                           $         $                           $          $
Net Asset Value,
 January 1, 2007   18,702,848.006   543,522,485  29.06   12,217,629.382   209,477,064   17.15   32,115,800.116   756,820,958   23.57
Net Income (Loss)              --     9,434,360    .51               --       (34,771)   (.01)              --    26,864,850     .83
Redemptions          (231,472.172)   (6,844,632) 29.57     (134,257.062)   (2,301,166)  17.14     (381,518.774)   (9,309,058)  24.40
Subscriptions         231,674.604     6,850,618  29.57      201,323.628     3,450,687   17.14      384,115.430     9,372,417   24.40
                   --------------   -----------          --------------   -----------           --------------   -----------
Net Asset Value,
 January 31, 2007  18,703,050.438   552,962,831  29.57   12,284,695.948   210,591,814   17.14   32,118,396.772   783,749,167   24.40
                   ==============   ===========          ==============   ===========           ==============   ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner of each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS&Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS&Co. MS&Co. acts as the counterparty on all of the foreign currency forward contracts. In 2007, Morgan Stanley intends to merge Morgan Stanley DW into MS&Co. Upon completion of the merger, the surviving entity, MS&Co., will be the Partnerships' principal U.S. commodity broker-dealer. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS&Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations.Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to the prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, they transact business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS&Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS&Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to Northfield and Sunrise on the first day of each month (a 3% annual rate), 5/24 of 1% per month of Net Assets allocated to EMC and Rabar on the first day of each month (a 2.5% annual rate), and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Northfield and Sunrise as of the end of each calendar month, 17.5% of the trading profits experienced with respect to the Net Assets allocated to EMC and Rabar as of the end of each calendar month, and 20% of the trading profits experienced with

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.



MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.